Exhibit 99.1

news	UNIT CORPORATION

7130 South Lewis Avenue, Suite 1000 Tulsa, Oklahoma 74136 Telephone 918 493-7700, Fax 918 493-7711

Contact:	David T. Merrill
Chief Financial Officer & Treasurer
(918) 493-7700

For Immediate Release…

July 12, 2012

UNIT CORPORATION ANNOUNCES $350 MILLION OFFERING

OF SENIOR SUBORDINATED NOTES AS PART OF FINANCING FOR ITS

ACQUISITION OF NOBLE OIL AND NATURAL GAS ASSETS

Tulsa, Oklahoma . . . Unit Corporation (NYSE – UNT) (“Unit”) announced today that it intends to offer, subject to market and other conditions, $350 million aggregate principal amount of 6 5/8% senior subordinated notes (the “Notes”) due 2021 in a private offering (the “Offering”) to eligible purchasers. Unit intends to use the net proceeds from the Offering to partially finance Unit Petroleum Company’s previously announced pending acquisition (the “Acquisition”) of certain oil and natural gas assets from Noble Energy, Inc. The consummation of the Acquisition is subject to certain customary closing conditions and, as a result, there can be no assurance that the Acquisition will be consummated.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. Unit plans to offer and issue the Notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States pursuant to Regulation S. Following the completion of the Acquisition and the required exchange offer of the Notes for registered notes, we anticipate that the registered notes will be treated as a single series of debt securities with Unit’s existing $250 million aggregate principal amount of 6 5/8% senior subordinated notes due 2021.

This press release is being issued pursuant to Rule 135c under the Securities Act and is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and natural gas exploration, production, contract drilling and natural gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.